UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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NEXTWAVE WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
2007 Annual Meeting and Proxy Statement

NextWave WIRELESS

12670 High Bluff Drive
San Diego, CA 92130

ANNUAL MEETING OF STOCKHOLDERS

April 19, 2007

This proxy statement is being furnished to the stockholders of NextWave Wireless Inc. (“NextWave” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of NextWave to be held on May 17, 2007 and at any adjournments or postponements thereof. At this important meeting, you will be asked to consider and vote on the following matters:

•	Election of two Class I directors;

•
Approval of an amendment to the NextWave Wireless Inc. 2005 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 12,500,000 to 27,500,000 shares;

•
Ratification of the selection of Ernst and Young LLP as independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the year ended December 29, 2007; and

•	Any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business March 28, 2007 as the record date for the determination of the holders of our common stock, par value $0.001 per share, and Series A Senior Convertible Preferred Stock, par value $0.001 per share, entitled to notice of, and to vote at, the annual meeting. Persons who have not completed the exchange of their NextWave Wireless LLC certificates for our common stock certificates as of the record date are considered record holders of our common stock and are eligible to vote. Our common stock and preferred stock will vote as one class on the matters presented at the annual meeting, with each share of common stock entitled to one vote and each share of preferred stock entitled to 90 votes (equivalent to the number of shares issuable upon conversion of such preferred stock). At the close of business on March 28, 2007, there were 84,470,013 shares of common stock and 355,000 shares of preferred stock outstanding and entitled to vote, representing in the aggregate 116,596,710 eligible votes. Stockholders may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.

This proxy statement and the accompanying form of proxy are first being sent to holders of our common stock and preferred stock on or about April 19, 2007.

12670 High Bluff Drive
San Diego, CA 92130

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2007

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of NextWave Wireless Inc. (“NextWave”) to be held on May 17, 2007 at 10 a.m. local time at the Manchester Hyatt, 1 Market Place, San Diego, California 92130. You will need an admission ticket or proof of ownership of NextWave stock to enter the meeting. The meeting will be held for the following purposes:

1.    To elect two Class I directors;

2.    To approve an amendment to the NextWave 2005 Stock Incentive Plan, as amended, to increase the number of shares of common stock available for issuance thereunder from 12,500,000 to 27,500,000 shares;

3.    To ratify the selection of Ernst and Young LLP as our independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the year ended December 29, 2007; and

4.    To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Only holders of record of our common stock and preferred stock as of the close of business on March 28, 2007 are entitled to notice of, and to vote at, the meeting. Persons who have not completed the exchange of NextWave Wireless LLC certificates for our common stock certificates as of the record date are considered record holders of our common stock and are eligible to vote.

By Order of the Board of Directors. FRANK A. CASSOU Chief Legal Counsel and Secretary

April 19, 2007

IMPORTANT

Your vote is important. Please vote your stock by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope or in the case of shares held in the name of a bank or broker, following the voting instructions on the form you receive from your record holder. This will assure that your shares are represented at the meeting.

If you need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies for the annual meeting:

Financial Balloting Group, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Telephone: (646) 282-1800

THE MEETING

Date, Time and Place

The annual meeting will be held on May 17, 2007, at 10:00 a.m. local time at the Manchester Hyatt, 1 Market Place, San Diego, California 92130.

Matters to be Considered

At the meeting, stockholders will be asked to consider and vote to elect two Class I directors, to approve an amendment to the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) to increase the number of shares available for issuance thereunder from 12,500,000 to 27,500,000 shares and to ratify the selection of our independent registered public accounting firm. See “ELECTION OF DIRECTORS,” “AMENDMENT TO 2005 STOCK INCENTIVE PLAN” and “RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Stockholders as of the record date, i.e., the close of business on March 28, 2007, are entitled to notice of and to vote at the meeting. Persons who have not completed the exchange of their NextWave Wireless LLC certificates for our common stock certificates as of the record date are considered record holders of our common stock and are eligible to vote. The limited liability company units of NextWave Wireless LLC were automatically converted into shares of our common stock at an exchange ratio of one share of common stock for every six LLC units on November 13, 2006. Our common stock and preferred stock vote as one class, with each share of common stock entitled to one vote and each share of preferred stock entitled to 90 votes (equivalent to the number of shares issuable upon conversion of such preferred stock). As of the record date, there were 84,470,013 shares of shares of common stock and 355,000 shares of preferred stock outstanding and entitled to vote, representing in the aggregate 116,596,710 eligible votes.

Required Votes

In order for the annual meeting to be held, the holders of a majority in voting power of our outstanding shares of stock as of the record date must be present in person or by proxy duly authorized. Assuming that such a quorum is present, our stockholders may take action at the annual meeting with the votes described below.

Election of Directors. Under Delaware law and our certificate of incorporation, the affirmative vote of a plurality of the votes cast by the holders of our shares of common stock and preferred stock, voting as one class, is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Amendment of the 2005 Stock Incentive Plan. The affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting as a single class, entitled to vote at the annual meeting is required to approve the issuance of additional common shares available for grant under the 2005Stock Incentive Plan.

Ratification of the selection of Ernst and Young LLP as independent registered public accounting firm. The affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting as a single class, entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Other Matters. If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting, such as the election of directors and the ratification of the appointment of Ernst and Young LLP. The approval of the proposed amendment to the 2005 Stock Incentive Plan, however, is considered a non-discretionary item and therefore, your broker may not vote your shares without instructions from you. If you do not provide voting instructions on a non-discretionary item, the shares will be treated as “broker non-votes.”

For purposes of the annual meeting, abstentions and shares held by brokers who have not received voting instructions from the beneficial holder will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the annual meeting. With respect to the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not have any effect on the outcome. With respect to the vote on the amendment to the 2005 Stock Incentive Plan, abstentions and broker non-votes will have the effect of a vote against such proposals.

Voting and Revocation of Proxies

Shares of our common stock represented by properly executed proxies that are received by us and are not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, such proxies will be voted FOR election of each nominee for director named herein, FOR the proposed amendment to the 2005 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 12,500,000 to 27,500,000 shares and FOR ratification of the selection of Ernst and Young LLP as our independent registered public accounting firm.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.

If a stockholder does not return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, ӿduciaries and custodians holding in their names shares of common stock beneӿcially owned by others to forward to such beneӿcial owners. The Company may reimburse persons representing beneӿcial owners of common stock for their costs of forwarding solicitation material to such beneӿcial owners. In addition, the Company has retained Financial Balloting Group, LLC to act as proxy solicitor in conjunction with the meeting. The Company has agreed to pay that firm a base fee of $5,000 plus customary call-based fees and reasonable out of pocket expenses for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Independent Registered Public Accounting Firm

We have been advised that representatives of Ernst and Young LLP, our independent registered public accounting firm for the year ended December 30, 2006, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NextWave has a classified board of directors, divided into three classes, and the term of the Class I directors will expire on the date of the meeting. The nominees to be elected as Class I directors with a three-year term expiring at the 2010 annual meeting of stockholders are described below. Mr. Webster is currently serving as a Class I director. The Board of Directors has nominated each of the candidates for election. The Board of Directors expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience
James C. Brailean, Ph.D
Dr. Brailean, 45, has served as the Chief Executive Officer of PacketVideo Corporation since he founded the company in 1998. Under Dr. Brailean’s leadership, PacketVideo launched the first commercial end-to-end wireless mobilemedia delivery platform in 2000. Now focused on software development for multimedia device innovation, PacketVideo has become a leading supplier of embedded multimedia solutions for mobile phones and other devices. As an engineer who led the development of the MPEG-4 standards for transmission of video and audio over wireless networks, Dr. Brailean holds 16 key U.S. patents that enable advanced multimedia communications. Prior to co-founding PacketVideo in 1998, Dr. Brailean was a principal staff engineer within Motorola Corporate Research and Development Laboratories in Chicago where he managed the Advanced Video Algorithm Group, responsible for the design and development of advanced video compression and imaging algorithms. He was also a communication system engineer for Hughes Aircraft, Space and Communications Group. Dr. Brailean received his doctorate in electrical engineering from Northwestern University.

William H. Webster
Mr. Webster, 83, has served as a director since the inception of the Company. Mr. Webster has been a consulting partner since 1991 at the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he specializes in arbitration, mediation and internal investigation. Prior to joining Milbank in 1991, Mr. Webster began a long and illustrious career in public service. Mr. Webster was U.S. Attorney for the Eastern District of Missouri, then a member of the Missouri Board of Law Examiners. In 1970, he was appointed a judge of the U.S. District Court for the Eastern District of Missouri, and then elevated to the U.S. Court of Appeals for the Eighth Circuit. Mr. Webster resigned the judgeship to head the Federal Bureau of Investigation. In 1987, he was sworn in as Director of the Central Intelligence Agency. He led the CIA until his retirement from public office in 1991. Mr. Webster currently serves as Chairman of the Homeland Security Advisory Council.

The Board of Directors recommends a vote FOR the above-named nominees.

Other Members of the Board of Directors

Including the nominees, the Board of Directors currently consists of 7 directors, each of whom, other than the nominees, is described below. The term of the Class II directors shall expire at the 2008 Annual Meeting of Stockholders, subject to the valid election and qualification of their respective successors. The term of the Class III directors shall expire at the 2009 Annual Meeting of Stockholders, subject to the valid election and qualification of their respective successors.

Name	Position
Class I Directors
Frank A. Cassou
Mr. Cassou, 50, has served as the Executive Vice President-Corporate Development, Chief Legal Counsel and Secretary since the inception of the Company. Mr. Cassou held similar positions at NextWave Telecom, Inc. (“NTI”), which he joined in 1996. Prior to this, Mr. Cassou was a partner at the law firm of Cooley Godward LLP, where he practiced corporate law representing telecommunications and technology companies. He was outside corporate counsel to QUALCOMM from June 1991 through February 1996, representing QUALCOMM in its public financing and acquisition transactions, licensing agreements and the formation of strategic partnerships.

Mr. Cassou will not stand for re-election at the annual meeting and his term as a director will expire upon the election and qualification of his successor.

Class II Directors
Kevin M. Finn
Mr. Finn, 65, serves as the Chief Compliance Officer and as a director of our Company. Mr. Finn joined NTI in 1995 where he was formerly Senior Vice President, Special Projects. From 1992 until 1995, Mr. Finn served as President of Marin-Finn Industries, Inc. Prior to that, he served as Vice President and General Manager of Densitron Technology plc., and from 1986 to 1988, Mr. Finn was Executive Vice President of Omninet Inc. Mr. Finn was a Vice President of Sony Corporation of America and General Manager of its Component Products Division from 1983 to 1987.

Jack Rosen
Mr. Rosen, 60, has served as a director since the inception of our Company. Mr. Rosen is chief executive of several commercial and residential real estate firms and the current Chairman of the American Jewish Congress. In addition, Mr. Rosen oversees a wide array of healthcare, cosmetic and telecommunications business ventures throughout the US, Europe and Asia. Active in international government and political affairs, Mr. Rosen has participated in numerous commissions and councils for President Bush and former President Clinton. Mr. Rosen is currently a member of the Council on Foreign Relations.

Class III Directors
Allen Salmasi
Mr. Salmasi, 52, has served as the Chairman of the Board of Directors, Chief Executive Officer and President since the inception of our Company. Previously, Mr. Salmasi served as Chairman and Chief Executive Officer of NTI, which he founded in 1995 and subsequently sold to Verizon Wireless in 2005. Prior to NTI, Mr. Salmasi was a member of the Board of Directors, President of the Wireless telecommunications Division, and Chief Strategic Officer of QUALCOMM Inc. He joined QUALCOMM in 1988 as a result of the merger of QUALCOMM and Omninet Corporation, which Mr. Salmasi founded in 1984. He initiated and led the development of CDMA technologies, standards and the associated businesses at QUALCOMM until 1995. At Omninet, he conceived and led the development of the first OmniTRACS system, which provides two-way messaging and position reporting services to mobile users. From 1979 to 1984, Mr. Salmasi held several technical and management positions at the National Aeronautics and Space Administration Jet Propulsion Laboratory.

Douglas F. Manchester
Mr. Manchester, 64, has served as a director since the inception of our Company. He is also chairman of Manchester Financial Group, LP. Douglas Manchester (Papa Doug) is one of San Diego’s leading private developers.

Robert T. Symington….
Mr. Symington, 43, has served as a director since the inception of our Company. Mr. Symington is a Portfolio Manager at Avenue Capital Group. Mr. Symington, through his prior management positions at M.D. Sass and Resurgence Asset Management, was an early investor in NTI. He earned his Bachelor of Arts in English Literature from Dickinson College and his M.B.A. in Finance and Accounting from Cornell University’s Johnson Graduate School of Management.

CORPORATE GOVERNANCE

Independence Standards for Directors

Our Board of Directors is required to affirmatively determine that a majority of our directors are independent under the listing standards of The Nasdaq Stock Market (“Nasdaq”), the principal securities exchange on which our common stock is traded.

During its annual review of director and nominee independence, our Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of this review is to determine whether any relationships or transactions with NextWave impair such director or nominee’s ability to exercise independent judgment in carrying out the responsibilities of a director. The Board of Directors has not adopted any categorical standards for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including without limitation, applicable independence standards promulgated by Nasdaq. The Board of Directors considered the transactions and relationships described below, in addition to the transactions described under “TRANSACTIONS WITH RELATED PERSONS,” in making its determination that all directors and nominees other than Messrs. Brailean, Cassou, Finn and Salmasi are independent under the listing standards of Nasdaq.

On July 18, 2005, NextWave issued options to purchase 500,000 LLC interests to Manchester Financial Group, L.P. (“Manchester Financial”) as consideration for services rendered in connection with NextWave’s acquisition of certain licensed spectrum leases. The options were exercised on July 10, 2006 at their stated exercise price of $1.00 per LLC interest (equivalent to $6.00 per share on a post-conversion basis). Mr. Manchester is the controlling shareholder of the general partner of Manchester Financial. This transaction was previously reported by NextWave as a related party transaction for the fiscal year ended December 31, 2005. In addition, Mr. Manchester’s son-in-law is employed by NextWave in a non-executive capacity. These transactions and relationships, as well as Manchester Financial’s participation in our recent preferred stock private placement described under “TRANSACTIONS WITH RELATED PERSONS,” were considered by our Board of Directors in making its determination that Mr. Manchester is independent under the listing standards of Nasdaq.

On July 17 2006, our subsidiary NextWave Wireless LLC issued 7% Senior Secured Notes due 2010 (the “Notes”) in the aggregate principal amount of $350.0 million. The purchasers of the Notes were investment funds and other institutional investors, including affiliates of Avenue Capital Group, among others. Mr. Symington is a Portfolio Manager at Avenue Capital Group. Neither Mr. Symington nor Avenue Capital Group or its affiliates received any compensation in connection with the financing. This transaction was fully disclosed by NextWave in 2006. In addition, on March 28, 2007, we issued and sold 355,000 shares of our Series A Senior Convertible Preferred Stock at a price of $1,000 per share. The participation of Manchester Financial and entities controlled by Messrs. Salmasi and Finn in the preferred stock private placement is described under “TRANSACTIONS WITH RELATED PERSONS” herein. In addition, affiliates of Avenue Capital Group purchased an aggregate amount of 100,000 shares of preferred stock for a purchase price of $100,000,000. None of the investors received any compensation in connection with the financing and all investors were subject to the same terms and conditions in connection with the investment. An independent committee of our Board of Directors, consisting of Messrs. Rosen and Webster, reviewed and approved the preferred stock issuance and the participation of all investors associated with the Company. The participation of affiliates of Avenue Capital Group in the senior notes and preferred stock private placement transactions were considered by our Board of Directors in making its determination that Mr. Symington is independent under the listing standards of Nasdaq.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted charters for each of its standing committees. Copies of our committee charters are available without charge upon request directed to Investor Relations, 75 Holly Hill Drive, Greenwich, CT 06830, and from our website at www.nextwave.com.

Audit Committee

Our Audit Committee assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) application of our codes of conduct and ethics as established by the Board of Directors, (d) our independent registered public accounting firm’s qualifications, engagement, compensation and performance, their conduct of the annual audit of our financial statements, and their engagement to provide any other services, (e) performance of our system of internal controls, (f) preparation of the Audit Committee report, as required pursuant to SEC rules and (g) maintenance and oversight of procedures for addressing complaints about accounting matters. In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent accountants to perform audit and non-audit services, meet independently with our independent accountants and senior management, review the integrity of our financial reporting process and review our financial statements and disclosures and certain Securities and Exchange Commission filings.

The Board of Directors has determined that all the three members of the Audit Committee, Mr. Douglas F. Manchester, Mr. Robert T. Symington and Mr. Webster are independent, and that Mr. Symington is qualified as an “audit committee financial expert”, applying the listing standards of Nasdaq and in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) as of the date of this Proxy Statement. Mr. Symington serves as chairman of the Audit Committee.

The Audit Committee met six times in 2006, including meetings held by the Audit Committee of our predecessor, NextWave Wireless LLC, prior to our corporate conversion in November 2006. The Audit Committee regularly holds meetings at which it meets with our independent registered public accounting firm and without management present.

Compensation Committee

Our Compensation Committee (a) determines and approves the compensation of our executive officers, (b) reviews and approves any annual performance objectives, (c) determines and recommends to the Board of Directors equity-based plans and (d) reviews any employee retirement plans or other benefit plans.

The members of our Compensation Committee are Mr. Rosen, Mr. Webster and Mr. Symington, who serves as the chairman of the Compensation Committee. The Board of Directors has determined that all the three members of the Compensation Committee are independent pursuant to the listing standards of Nasdaq. Mr. Manchester served on the Compensation Committee until April 9, 2007, when he resigned from the Committee and was replaced by Mr. Rosen.

The Compensation Committee met eleven times in 2006, including meetings held by the Compensation Committee of our predecessor, NextWave Wireless LLC, prior to our corporate conversion merger in November 2006.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (a) identifies and recommends to the Board of Directors individuals qualified to serve as directors of our company and on committees of the Board of Directors, (b) reviews corporate governance, (c) reviews and recommends changes to the size of the Board of Directors, (d) reviews the manner in which conflicts of interest are addressed, and (e) recommends to the Board of Directors any changes in director compensation.

The members of our Nominating and Corporate Governance Committee are Mr. Manchester, Mr. Jack Rosen and Mr. Webster, who serves as its chair. As indicated, the Board of Directors has determined that all the three members of the Corporate Governance Committee are independent pursuant to the listing standards of Nasdaq.

The Corporate Governance Committee did not meet in 2006.

Stockholder Nominations

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders (A) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date that our Company’s proxy statement is released to stockholders in connection with the previous year's annual meeting of stockholders, or (B) (i) if no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 calendar days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the date of the annual meeting is publicly announced by the Company. With respect to an election to be held at a special meeting of stockholders, written notice of that stockholder’s intent to make the nomination shall have been given to us not less than ten (10) and not more than sixty (60) days before the date of the special meeting.

The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. See “PROPOSALS BY STOCKHOLDERS” for the deadline for nominating persons for election as directors for the 2008 annual meeting of stockholders.

As described above, the Company’s By-Laws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Nominating and Corporate Governance Committee. This policy is set forth in the Company’s Nominating and Corporate Governance Committee charter, which is available on the Company’s website at www.nextwave.com. Under this policy, the Nominating and Corporate Governance Committee considers director candidates recommended by stockholders who satisfy the notice, information and consent requirements set forth in the Company’s By-Laws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Secretary at the Company’s principal executive office at 12670 High Bluff Drive, San Diego, CA 93210. A stockholder’s recommendation must be received by the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date that our Company’s proxy statement is released to stockholders in connection with the previous year's annual meeting of stockholders, and, with respect to an election to be held at a special meeting of stockholders, not less than ten (10) and not more than sixty (60) days before the date of the special meeting.

We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. See “PROPOSALS BY STOCKHOLDERS” for the deadline for nominating persons for election as directors for the 2008 annual meeting of stockholders.

Attendance at Meetings

Board and Committee Meetings

It is our policy that directors are expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he is a member.

In 2006, the Board of Directors held eleven meetings (including regularly scheduled and special meetings). All directors attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which such director served. The foregoing information includes meetings of the Board of Managers of our predecessor NextWave Wireless LLC prior to our conversion to corporate form in November 2006.

Stockholder Communications with the Board of Directors

Our Board provides a process for stockholders to send communications to the Board of Directors.

Stockholders and other parties interested in communicating directly with the Board of Directors as a group, may do so by writing to the Board of Directors, c/o Secretary, 12670 High Bluff Drive, San Diego, California 92130. The Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone “hotline” operated by an independent party. A copy of our Whistleblower Policy is available on our website at www.nextwave.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the "Code”), that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Copies of our Code are available without charge upon requests directed to Investor Relations, 75 Holly Hill Drive, Greenwich, CT 06830, and from our website at www.nextwave.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at www.nextwave.com

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the year ended December 31, 2006, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except as otherwise disclosed below.

A Form 4 filed by Mr. Douglas F. Manchester regarding the exercise of options to purchase 500,000 membership units in NextWave Wireless LLC issued to Manchester Financial Group, L.P. was filed on August 18, 2006 instead of in July, 2006.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. None of our executive officers currently serves, or in the past fiscal year has served, on the Board of Directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

The information contained in this Proxy Statement with respect to the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the description of the Audit Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Set forth below is certain information as of March 28, 2007, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of our common stock by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock and our outstanding preferred stock, (2) each director and nominee for director, (3) each of the named executive officers named in the Summary Compensation Table under “Executive Compensation” and (4) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, California 92130.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding

Principal Security holders:

Navation (1)	19,618,761	22.0%
Manchester Financial Group, LP (2)	14,095,341	15.8%
Avenue Capital Group (3)	11,042,260	11.6%
Midtown Acquisition (4)	5,412,449	6.41%

Directors and Nominees:

George C. Alex (5)	780,932	*
James C. Brailean	366, 666	*
Frank A. Cassou (6)	3,785,328	4.5%
Kevin M. Finn (7)	1,400,046	1.7%
Douglas F. Manchester (8)	14,166,417	15.9%
David B. Needham (9)	714,073	*
Jack Rosen (10)	222,270	*
Allen Salmasi (11)	28,488,854	31.8%
R. Andrew Salony (12)	850,268	1.0%
Robert T. Symington (13)	77,181	*
William H. Webster (14)	174,229	*
All directors and officers as a group	51,026,264	57.6%

* Less than 1%

The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of (i) options held by such individual or entity that are exercisable within a period of 60 days from the record date, (ii) preferred stock held by such individual or entity that is convertible within a period of 60 days from the record date and (iii) warrants held by such individual or entity that are exercisable within a period of 60 days from the record date, as applicable.

(1)
The address for Navation, Inc. is c/o Mr. Alain Tripod, 15, rue Général-Dufour, Case Postale 5556, CH - 1211 Genéve 11, Switzerland. Includes 4,524,887 shares issuable upon conversion of preferred stock.

(2)	The address for Manchester Financial Group LP is One Market Place, 33rd Floor, San Diego, California 92101. Includes 4,524,887 shares issuable upon conversion of preferred stock.

(3)
Avenue Capital Group, of which Robert T. Symington, a member of the NextWave Board, is a portfolio manager. The address for Avenue Capital Group is 535 Madison Avenue, 14th Floor, New York, NY 10022. Includes 9,049,771 shares issuable upon conversion of preferred stock, 1,935,990 warrants and 56,499 options held by Mr. Symington.

(4)
Thomas L. Kempner, Jr. , Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Eric P. Epstein, Anthony A. Yoseloff and Avram Z. Friedman have voting and/or investment control over the shares held by Midtown Acquisition LLC. The address for Midtown Acquisition LLC is c/o MH Davidson & Co., 885 Third Avenue, Suite 3300, New York, New York 10022.

(5)
Represents shares held by George C. Alex directly and indirectly through each of George C Alex Grantor Retained Annuity Trust and The Alex Family Foundation. Includes 297,772 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(6)	Includes 387,783 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(7)
Represents shares held by Kevin M. Finn directly and indirectly through KFMF Co. and Saints Anthony & Francis LLC. Includes 255,775 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting. Includes 180,995 shares issuable upon conversion of preferred stock.

(8)
Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 12,743 shares underlying options to purchase our common stock, arising from the conversion of options to purchase CYGNUS common stock that were converted into NextWave options in November 2006 upon the quotation of our common stock on the Over-the-Counter Bulletin Board. Includes 4,524,887 shares issuable upon conversion of preferred stock and 58,333 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting and another 60,500 options of which 7,563 are vested and can be exercised, into unrestricted common stock.

(9)	Includes 255,775 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(10)
Includes 41,666 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting and another 43,500 options of which 5,438 are vested and exercisable for unrestricted common stock.

(11)
Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own the shares of common stock held or record by Navation, Inc. Represents shares held by Allen Salmasi directly and indirectly through Navation, Inc. Includes 4,524,887 shares issuable upon conversion of preferred stock and 528,082 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(12)
Represents shares held by R. Andrew Salony directly and indirectly through RAS Living Trust. Includes 255,775 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(13)
Includes 49,999 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting and another 52,000 options of which 6,500 are vested and exercisable into unrestricted common stock.

(14)
Includes 58,333, shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting and another 60,500 options of which 7,563 are vested and exercisable into unrestricted common stock.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our named executive officers.

Introduction

We are an early stage wireless technology company that develops next-generation mobile broadband and wireless multimedia products and technologies. We believe that wireless broadband represents the next logical step in the evolution of the Internet and that consumer demand for fully-mobile, wireless broadband service will transform the global wireless communications industry from one driven primarily by circuit-switched voice to one driven by IP-based broadband connectivity. Our business activities are focused on developing products, technologies and network solutions that provide consumers and businesses with affordable, high-speed, mobile access to the information and multimedia content they want.

We operate in a highly complex and competitive business environment, which is being constantly reshaped by sweeping technological advances, rapidly changing market requirements, and the emergence of new types of competitors. To thrive in this environment, companies must continuously develop new products and technologies, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, a company needs a highly talented and seasoned team of technical and business professionals.

The wireless communications industry is widely recognized as a highly competitive market for talented engineers and other employees with the skills and experience to develop and commercialize mobile broadband products and technologies. Many of our direct competitors are well-established, international leaders in the wireless communications industry that have significantly greater financial, technical development, and marketing resources than we do. As a result, the compensation packages that we must use to attract and retain skilled employees are often influenced by the compensation practices of these other organizations.

The market is equally competitive for talented executives with the integrity, skills, and dedication necessary to oversee a dynamic and growing organization and the vision to anticipate and respond to future market developments. Part of our long-term business strategy is to pursue acquisitions of and investments in businesses and technologies that will expand our business and enhance our technology development capabilities. Consequently, our executives must be capable of fulfilling this strategy, identifying complementary businesses and technologies, determining the most advantageous form of investment, negotiating acquisitions and strategic relationships, and successfully blending these organizations and technologies into our business.

Our compensation program is designed to foster practices that will enable us to attract, retain, motivate, and appropriately reward the type of executives we need in order to successfully execute our business strategy. While the following discussion is focused on the application of our executive compensation program to Mr. Salmasi, our Chief Executive Officer (“CEO”), Mr. Alex, our Chief Financial Officer (“CFO”), and Messrs. Cassou, Needham, and Salony, the three most highly-compensated executive officers other than our CEO and CFO, who were serving as executive officers at the end of 2006 (these executive officers are referred to in this discussion and in the Summary Compensation Table on page 19 as the “Named Executive Officers”), it also reflects our overall approach to compensating all of our executives.

Recent History

Our Company has experienced rapid growth over the past two years. In April 2005, we emerged from the Chapter 11 reorganization of NextWave Telecom, Inc. and its subsidiaries as a new wireless technology company with approximately 35 employees. As of March 30, 2007, we had a total of 645 employees and 224 independent contractors. During this period of rapid change, we consummated several acquisitions of other businesses and focused on internal hirings to assemble a core research and development team as well as a corporate infrastructure. We became a reporting company under the Securities Exchange Act of 1934 on June 30, 2006 and were listed on the Nasdaq Global Market on January 3, 2007 under the trading symbol “WAVE.”

Prior to November 13, 2006, we operated as a limited liability company. Accordingly, rather than shares of stock, the equity that we offered to our executives and employees consisted of limited liability company interests (“Units”). These Units were generally non-transferrable and were not traded on any securities exchange. On November 13, 2006, we changed our business form from a limited liability company to a corporation through a corporate conversion merger in order to facilitate our planned Nasdaq listing. At that time, our predecessor entity, NextWave Wireless LLC, a limited liability company, was merged into our wholly-owned subsidiary and all of the outstanding Units of NextWave Wireless LLC were exchanged for shares of our common stock on the basis of one share of common stock for every six Units (the “corporate conversion merger”). In addition, outstanding options to purchase Units were converted into options to purchase shares of our common stock and adjusted based on the corporate conversion merger exchange ratio. Thereafter, we became the successor to NextWave Wireless LLC’s reporting obligations under the Securities Exchange Act of 1934.

Compensation Philosophy and Policies

We compensate our executives through a mix of base salary, annual incentives, and long-term incentives (in the form of equity compensation) that is designed to be competitive in our industry and geographic region and that will motivate them to make decisions that enhance both our financial position and the value of our stockholders’ investments. We have followed a flexible approach to compensation which has involved establishing pay scale and suggested annual incentive levels for all of our employees, including our executives, with the approval of our Compensation Committee, and evaluating performance after year-end to determine recommended incentive award levels. As an early stage company, equity awards have formed an important component of our compensation program. We have granted equity awards to new hires based on their pay scale level to provide them with long-term incentive compensation. Our Executive Officers received such baseline awards upon our emergence in April 2005 as a new wireless technology company. Our first annual incentive award, paid in respect of performance for the short fiscal 2005 period, was also paid in equity, which reflected our desire to tie compensation more closely to the long-term performance of our company and to conserve our cash resources for the growth of our business. Our annual incentive awards have been determined after the end of our fiscal year based on a fixed bonus pool which is allocated among our employees, including our executives, based on salary grade and individual performance in accordance with management recommendations (other than with respect to the incentive award for our CEO), subject to the approval of our Compensation Committee. Our approach to compensation for fiscal 2006 performance and, we expect, 2007 performance, will be consistent with the parameters outlined above.

The incentive compensation component of our program is intended to constitute a significant portion of each executive’s total compensation in order to tie compensation more closely to our short-term and long-term strategic and operational objectives. We do this by allocating annual incentive awards using a variety of corporate, business unit, and individual performance metrics. In the case of individual performance, we tie awards to the achievement of specific operational objectives within an executive’s direct control, as well as his or her contribution to overall corporate performance.

Since we compete with large global organizations, as well as our peers, for executive talent, targeted total compensation (that is, the sum of base salary plus suggested annual incentive levels) is generally set at levels that we believe are comparable to and competitive with well-established public companies in the wireless communications industry rather than to early-stage development companies like ourselves. Thus, we often structure targeted total compensation to pay between the 50th and 75th percentile of this broader group of companies.

In setting executive pay, we also consider general compensation survey data that matches our executives’ positions at telecommunication companies from which we are most likely to recruit key executives. In some cases, we have “benchmarked” our executives to specific companies within the wireless communications industry. We also have found it effective to set compensation for our executives by reference to the specific geographical region and/or industry sector in which the executive will work. We expect that, as we continue to grow, we will conduct periodic benchmarking reviews to ensure that our executive compensation, both in terms of targeted total compensation, as well as the mix and amounts of individual pay components, is competitive within our industry.

For the 2006 fiscal year, the targeted total compensation for our CEO, Mr. Salmasi, was set at $1,400,000, consisting of base salary of $721,692 and a suggested annual incentive award of 100% of base salary. Based upon our compensation philosophy to pay between the 50th and 75th percentile, Mr. Salmasi’s total targeted compensation is in line with market comparables.   In the case of the other Named Executive Officers, targeted total compensation ranged from approximately $400,000.00 to approximately $600,000.   We believe that the targeted total compensation of Messrs. Alex, Cassou, Needham, and Salony is consistent with market comparables for key executives. Mr. Cassou has a suggested annual incentive award of 75% of base salary while Messrs. Alex, Needham and Salony have a suggested annual incentive award of 50% of base salary. We are in the process of finalizing recommendations to the Compensation Committee with respect to 2006 incentive awards, which remain subject to the approval of our Compensation Committee in all respects. Mr. Salmasi will make a recommendation to the Compensation Committee with respect to the actual 2006 incentive award for Messrs. Alex, Cassou, Needham and Salony. Actual incentive awards for fiscal 2006 performance are expected to be made by our Compensation Committee later this month. We anticipate that all or a portion of our annual incentive awards will be paid in fully-vested equity awards, as was the case for fiscal 2005 performance.

In allocating compensation among base salary, annual incentive awards and long term incentive awards, we believe that the compensation of our executives, who have the greatest ability to influence our performance, should be predominately performance-based. In making this allocation, we rely in part on our own evaluation of the compensation practices of the companies with whom we compete for executive talent, although the information that we use for this purpose is based largely on compensation information that is obtained through publicly-available proxy statements. Although these companies have different compensation structures, all appear to provide their senior management with base salaries of approximately 40% to 70% of overall compensation, target annual incentive opportunities of approximately 15% to 30% of overall compensation, and equity compensation of approximately 20% to 50% of overall compensation. Within these ranges, we selected allocations between base salary and incentive compensation that we believe are consistent with our overall compensation philosophy. Because we have not provided separate cash annual incentives and annual equity awards, our total equity awards have been greater than those provided by some of our peers.

Oversight of Executive Compensation Program

The Compensation Committee of our Board of Directors administers our executive compensation program. The Committee determines and approves targeted total compensation, as well as each individual compensation component, based on its review and evaluation of the proposals and recommendations presented by our CEO (except with respect to his own compensation). Our CEO is typically present at Committee meetings where executive compensation and corporate and individual performance are discussed and evaluated (except where his own compensation and performance are discussed). Only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In determining targeted total compensation, the Committee reviews each component and the mix of compensation that comprises each executive’s total compensation package. This process includes comparing pay data for executives in the wireless communications industry to our executives as a group, or individually in the case of the CEO. To support our compensation objectives, the Committee may make adjustments to our executives’ compensation components to bring them closer to that of the companies with whom we compete for executive talent. For example, we do not offer a traditional pension plan, and therefore almost none of our executives total compensation is attributed to retirement pay. We believe that this is an appropriate departure from the practices of other companies in the wireless communications industry because we provide a larger allocation of equity compensation, which provides significant long-term income potential. In addition to adjusting the allocation among compensation components for our executives, or the CEO, as the case may be, individual pay may differ for any executive based on individual performance, tenure, and a subjective assessment of future potential. Adjustments also may be made to base salary or incentive pay compensation based on internal equity among the executives.

For a more complete description of the responsibilities of the Compensation Committee, see “CORPORATE GOVERNANCE - COMPENSATION COMMITTEE” on page 7, and the Committee’s charter, which is posted on our website at www.nextwave.com.

Compensation Components

In 2006, the primary components of our executive compensation program were:

▪	base salary;
▪	annual incentive awards for fiscal 2005 performance, paid in the form of fully-vested options; and
▪	other benefits.

Base Salary

We use base salary to fairly and competitively compensate our executives, including the Named Executive Officers, for the jobs we ask them to perform. We view base salary as the most stable component of our executive compensation program as this amount is not at risk.

The Compensation Committee reviews the base salary levels of our executives each year to determine whether an adjustment is warranted or necessary. In 2006, this review took place in April. For each executive, the Committee takes into account the scope of the individual’s responsibilities, experience, and prior performance, and balances these factors against competitive salary practices of other companies for similar positions. In evaluating each executive’s base salary, the Committee also considers internal equity among our executives. We believe that the base salaries of our executives should be targeted near the 50th to 75th percentile of the range of base salaries for executives in similar positions with similar responsibilities at comparable companies, consistent with our compensation philosophy. Because of our emphasis on performance-based compensation for executives, base salary adjustments are generally made only when we believe there is a significant deviation against the market or an increase in responsibility.

The base salaries paid to the Named Executive Officers during 2006 are reported in the Summary Compensation Table on page 19.

Annual Incentives

It is our practice to provide annual performance-based incentive award opportunities to our executives, including the Named Executive Officers.

The Compensation Committee has the authority to make discretionary annual incentive awards to our executives, including the Named Executive Officers, after the end of the fiscal year once the financial results for the year are available. While we do not have a formal plan for making these awards, typically we follow the same general process for making the awards each year. Using the suggested annual incentive levels and company performance of business and operational milestones, management recommends a total bonus pool amount which is then allocated among our employees, including our executives. The total bonus pool amount and the allocation is subject to the approval of our Compensation Committee. These awards are intended to reward our employees and executives for achieving strategic and operational objectives during the year.  These objectives vary depending on the individual executive, but typically relate to such factors as achieving scheduled business and operational milestones.

The form of payment for our annual incentive awards is subject to the discretion of our Compensation Committee, and may be paid in either cash or stock. In 2006, the Committee elected to pay out the annual incentive awards for 2005 in the form of fully vested stock options, with some opportunity to receive cash for employees at lower pay scales. Each executive was granted an option for the number of shares of our common stock that had a grant date fair value (as determined under an option pricing model) equal to the amount of his annual incentive award.

The annual incentive awards made to the Named Executive Officers in 2006 for 2005 performance are reported in the Summary Compensation Table on page 19. Additional information about these awards is reported in the Grants of Plan-Based Awards Table on page 20.

Equity Compensation

We use equity compensation to promote an ownership culture that encourages long-term decision-making. Through our equity compensation plan, we provide designated employees, including our executives, with equity incentives as part of their compensation package that help align their interests with those of our stockholders. Our practice has been to grant equity awards to new hires in an amount appropriate to their pay grade. Additional equity awards have been granted in connection with promotions (to make the total long term equity incentive held by such individual commensurate with other individuals in their new pay scale) and in lieu of annual cash incentive awards. In 2006, we did not made equity awards to our Named Executive Officers other than in connection with the payment of annual incentive awards for 2005 performance. In the future, we may consider making additional periodic equity awards to existing employees to replace awards which have become fully vested based on years of performance.

Prior to the corporate conversion merger, we used the NextWave Wireless LLC 2005 Units Plan to provide our employees with options to purchase Units. Following the corporate conversion merger, the pool of available Units was converted to shares of our common stock and the plan was renamed the NextWave Wireless Inc. 2005 Stock Incentive Plan. This plan has provided the principal means for our executives, including the Named Executive Officers, to acquire equity in the Company.

While the 2005 Stock Incentive Plan allows us to grant a variety of equity-based awards, including restricted shares, performance awards, bonus shares, phantom shares, and other shares-based awards, to date we have used non-qualified stock options as our sole form of equity compensation. We used options (and, prior to the corporate conversion merger, Units) both because of the favorable accounting and tax treatments enjoyed by this form of compensation and the near universal expectation by employees in the wireless communications industry that they would receive options.

We believe that the opportunity to acquire equity creates and maintains an environment that motivates our employees to stay with the organization and provides a key incentive to them to promote our long-term success. By providing employees a direct stake in our economic success, options assure a closer identification of their interests with those of the company and our stockholders, stimulate their efforts on our behalf, and strengthen their desire to remain with us.

In addition, the characteristics and design of our options emphasize our long-term performance. Options vest through continued service over four years. For options granted prior to February 1, 2006, vesting occurs monthly from the grant date. For options granted after February 1, 2006, vesting occurs at 25% on the first anniversary of the grant date and monthly thereafter. This is to ensure that an employee will realize value from his or her award only if the market price of our common stock appreciates and stays above the option’s exercise price after a longer initial vesting period is attained. In addition, we believe that the initial one-year vesting period protects the Company in the event a new hire terminates within the first year of employment.

Although the accounting treatment for stock options changed in 2006 as a result of the implementation of Statement of Financial Accounting Standards No. 123(R), making them an expense item for financial reporting purposes, given our current financial position, as well as the compensation practices used in our industry, we continue to use stock options as the primary means of providing equity to our employees.

Our practice has been to determine the level of equity compensation that we want to provide to an employee and then to grant an option for the number of shares of our common stock with an exercise price equal to the closing sale price of our common stock on the grant date. We generally make stock option grants at each meeting of the Compensation Committee to newly-hired employees, as well as to existing employees who have recently been promoted to new positions.

Generally, it is our policy to make grants of stock options for new hires on the dates of scheduled compensation committee meetings after the date of hire. The proximity of any awards to earnings announcements or other market events is coincidental to the schedule established for Committee meetings. We try to make stock option grants at times when they will not be influenced by scheduled releases of information.

The terms and conditions of our stock option awards are established under the 2005 Stock Incentive Plan. Our policy is to make stock option grants only at current market prices. We set the option exercise price as the closing sale price of a share of common stock on the option grant date (or on the last preceding trading date if the shares are not traded on the option grant date) and do not grant options that are “in-the-money” or that have exercise prices that are below market value on the date of grant.

Going forward, we intend to assess the desirability of granting other forms of equity compensation, such as restricted stock awards, to our employees, including the Named Executive Officers. Among other things, we intend to consider the motivation effects of these alternative forms of equity compensation, as well as their dilutive effect on our outstanding capitalization.

Information on the option grants made to the Named Executive Officers during 2006, including the number of shares subject to each award and the award’s grant date fair value, is reported in the Grants of Plan-Based Awards Table on page 20.

Other Benefits

Historically, we have not provided retirement benefits to our executives, including the Named Executive Officers. However, we offer all of our U.S. employees, including the Named Executive Officers, the opportunity to participate in our tax-qualified defined contribution plan, a Section 401(k) savings plan. This plan serves as the primary vehicle for our employees to accumulate retirement benefits. Currently, we do not match any employee contributions (including contributions of the Named Executive Officers) made to the Section 401(k) plan. We believe that the total amount of retirement benefits made available to our executives, including the Named Executive Officers, under this plan, when added to our equity awards, is consistent with the level of total compensation that we seek to provide to our executives.

We provide medical, disability and life insurance benefits to our executives, including the Named Executive Officers, on the same terms and conditions as are generally available to all of our salaried employees.

We do not provide perquisites or other personal benefits to our executives, including the Named Executive Officers.

Employment, Severance and Change-in-Control Agreements

We do not enter into employment agreements with our executives, including the Named
Executive Officers. All of our employees are “at will” employees. We believe that this practice is consistent with our compensation philosophy to maximize the amount of “at risk” pay of our executives.

Similarly, our Named Executive Officers do not have severance agreements with us, or agreements that provide for any special payments or benefits in the event of the change in control of the Company or in the event of a termination of employment following such a change in control.

Our 2005 Stock Incentive Plan provides for immediate and full vesting of all outstanding stock options upon a change in control of the Company (as defined in the plan). This provision applies to all of the outstanding stock options held by our executives, including the Named Executive Officers. We believe that this arrangement is important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Summary Compensation Table

 The following table sets forth information in respect of the compensation of the CEO and the CFO and each of our other three most highly compensated current executive officers in 2006, for services in all capacities to us and our subsidiaries in 2006.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Allen Salmasi Chairman of the Board of Directors	2006	$721,692	$179,945	$17,238	$918,875
Frank A. Cassou Executive Vice President, Corporate Development, Chief Legal Counsel, and Secretary	2006	435,839	87,941	17,238	541,018
George C. Alex Chief Financial Officer	2006	330,304	77,155	32,238	439,697
R. Andrew Salony Chief Administration Officer	2006	283,558	9,327	63,376	356,262
David B. Needham Chief Division Officer	2006	283,558	9,327	60,734	353,619

(1)
The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock options granted to the Named Executive Officers during 2006 and in prior years that was recognized for financial reporting purposes with respect to 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (FAS 123(R)). Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the options granted in 2006 and in prior years are incorporated herein by reference to the discussion of those assumptions in footnote 10 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2007. See the Grants of Plan-Based Awards Table on page 20 for information on the options granted in 2006. Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the options.

(2)
The amounts reported in the All Other Compensation column comprise the following compensation items: Mr. Salmasi, $17,238 for health, disability, and life insurance premiums; Mr. Cassou, $17,238 for health, disability, and life insurance premiums; Mr. Alex, $15,000 for a vehicle allowance and $17,238 for health, disability, and life insurance premiums; Mr. Salony, $12,000 for vehicle allowance, $40,480 for a housing allowance and $10,986 for health, disability, and life insurance premiums; and Mr. Needham, $37,663 for a vehicle allowance, $12,000 for a housing allowance and $11,071 for health, disability, and life insurance premiums.  The housing allowances disclosed represent the rental cost for an apartment (and associated utilities) and hotel rooms used by our executives when working at the Company's California offices. The vehicles allowance disclosed represents the cost of renting an automobile when working at the Company’s offices in California. The vehicle allowance for Mr. Alex is based on the requirement for Mr. Alex to extensively use his privately owned vehicle for business purpose.

Grants of Plan-Based Award

The following table sets forth, for the fiscal year ending December 30, 2006, information concerning equity awards granted to each of the Named Executive Officers in 2006 under any plan. There were no non-equity awards granted to any of the Named Executive Officers in 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Allen Salmasi	4/27/06	111,416	$6.00	$179,945
Frank A. Cassou	4/27/06	54,450	6.00	87,941
George C. Alex	4/27/06	47,772	6.00	77,155
R. Andrew Salony	4/27/06	5,775	6.00	9,327
David B. Needham	4/27/06	5,775	6.00	9,327

(1)
This column shows the per share exercise price for the stock options granted in 2006, which, as part of the corporate conversion merger, was adjusted at the time of the merger by multiplying the per share exercise price (being rounded up to the next 100th of a cent) applicable to the option to purchase LLC interests immediately prior to the merger by the merger exchange ratio (which provided one share of the Company’s common stock for every six membership units of NextWave Wireless LLC).

(2)	For information on the assumptions that were used in calculating these amounts, see Note 1 to the Summary Compensation Table on page 19 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as to options exercised by each of the named executives in 2006 and the value of options held by the executives at year end measured in terms of the last reported sale price for the common shares on December 31, 2006 $10.73, as reported on the OTC Bulletin Board Service. Our Nasdaq listing was effective on January 3, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Allen Salmasi
April 13, 2005	416,666	0	$6.00	4/12/15
April 27, 2006	111,416	0	6.00	4/26/16
Frank A. Cassou
April 13, 2005	333,333	0	6.00	4/12/15
April 27, 2006	54,450	0	6.00	4/26/16
George C. Alex
April 13, 2005	250,000	0	6.00	4/12/15
April 27, 2006	47,772	0	6.00	4/26/16
R. Andrew Salony
April 13, 2005	250,000	0	6.00	4/12/15
April 27, 2006	5,775	0	6.00	4/26/16
David B. Needham
April 13, 2005	250,000	0	6.00	4/12/15
April 27, 2006	5,775	0	6.00	4/26/16

(1)
The options granted on April 13, 2005 are immediately exercisable in full as of the option grant date, subject to a repurchase right (at the option exercise price) in favor of the Company in the event that the Named Executive Officer terminates employment with the Company for any reason prior to the fourth anniversary of the date of grant. This repurchase right expires in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on May 13, 2005. The options granted on April 27, 2006 in lieu of a cash incentive award for performance in fiscal 2005 were vested in full as of the option grant date.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2006

None of our Named Executive Officers exercised options to purchase our common stock or held restricted stock awards subject to vesting during 2006.

PENSION BENEFITS TABLE
FOR 2006

The Company does not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION TABLE
FOR 2006

The Company did not maintain any nonqualified defined contribution plan for its employees, including the Named Executive Officers, during 2006.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

The Company does not maintain any contracts, agreements, plans, or arrangements that provide for payments to the Named Executive Officers at, following, or in connection with any termination, including, without limitation, resignation, severance, retirement, or a constructive termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officers responsibilities, except for the accelerated vesting of equity awards under circumstances described below.

Upon the voluntary termination of employment of any of our executives, including the Named Executive Officers, any unvested portion of any outstanding stock options held by an executive is cancelled and the employee has 90 days from the date of termination of employment in which to exercise the vested portion of any such options. After the expiration of the 90-day period, the vested portion of any such options that remains unexercised is cancelled. The Company may, in the discretion of the Company’s Board of Directors and the Compensation Committee of the Board, accelerate the vesting of any unvested portion of any outstanding stock option upon an executive’s termination of employment.

The Company’s 2005 Stock Incentive Plan provides that, in the event of a change in control of the Company (as defined in the Plan), any unvested portion of any outstanding stock option shall immediately vest in full. This provision applies to all of the outstanding stock options held by our employees, including the Named Executive Officers. We believe that this arrangement is an important recruitment and retention device, as most of the companies with which we compete for talent have similar arrangements in place for their senior employees.

The following table sets forth the potential (estimated) payments and benefits to which each Named Executive Officer would be entitled upon a change in control of the Company, as a result of this vesting acceleration provision.

Name	Number of Unvested Option Shares (#)	Intrinsic Value of Options Shares Based on Accelerated Vesting as of December 30, 2006 ($) (1)
Allen Salmasi	243,056	$1,149,655
Frank A. Cassou	194,445	919,725
George C. Alex	145,834	689,795
R. Andrew Salony	145,834	689,795
David B. Needham	145,834	689,795

(1)	For purposes of this calculation, the following assumptions were used:

▪	the date of the change in control of the Company was December 30, 2006;
▪
the market price per share of the Company’s common stock on the date of the change in control was equal to the last reported sale price for the shares of the Company’s common stock on December 29, 2006 as reported on the Nasdaq OTC Bulletin Board Service, or $10.73 per share;

▪	the number of unvested shares of the Company’s common stock as of December 30, 2006 was the number of shares that were subject to the Company’s unvested share repurchase right as of that date; and
▪
the value of the accelerated vesting of outstanding stock options is the intrinsic value of the options as of December 30, 2006 (that is, the value based upon the last reported sale price for the shares of the Company’s common stock on December 29, 2006 less the option exercise price).

The amounts reported in the table above do not include payments and benefits to the extent they may be provided on a non-discriminatory basis to all of the Company’s salaried employees generally upon termination of employment. These payments and benefits may include accrued salary and vacation pay and welfare benefits provided to all former employees, including medical and dental insurance; and life insurance coverage.

Director Compensation

The following table sets forth, for the fiscal year ended December 30, 2006, the total compensation of the members of the Company’s Board of Directors. (1)

Name	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
Douglas F. Manchester	$26,000	$4,586	$30,586
Jack Rosen	14,000	4,586	18,586
Robert T. Symington	21,500	9,173	32,923
William H. Webster	26,000	4,586	30,586

(1)	As employees of the Company, Messrs. Salmasi, Cassou, and Finn receive no compensation for serving as members of the Company’s Board of Directors.

(2)
The Company’s standard fee arrangements for non-employee directors are as follows: a $2,000 cash fee for each Board meeting attended in person, a $1,000 cash fee for each telephonic Board meeting attended, and a $750 cash fee for each Board committee meeting attended. In addition, non-employee directors also receive an annual stock option grant of 35,000 shares of the Company’s common stock for service on the Board of Directors and an annual stock option grant of 8,500 shares of the Company’s common stock for service on each Board committee. This equity award policy was adopted beginning in July 2005.

(3)
The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock options granted to the non-employee directors during 2006 and in prior years that was recognized for financial reporting purposes with respect to 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (SFAS 123(R)). Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the options granted in 2006 and in prior years are incorporated herein by reference to the discussion of those assumptions in footnote 10 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2007. Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the non-employee directors from the options.

(4)	The grant date fair value of the stock options granted to the non-employee directors during 2006 are as follows: Messrs. Manchester, Rosen, and Webster, $21,582; and Symington, $43,165.

The aggregate number of stock options outstanding as of December 30, 2006 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Outstanding Options
Douglas F. Manchester (a)	71,076
Jack Rosen (b)	41,666
Robert T. Symington (c)	49,999
William H. Webster (d)	58,333

(a)
Includes an option to purchase 12,743 shares of the Company’s common stock with an exercise price of $1.96 per share, granted on September 15, 2004; an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; and an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006.

(b)
Includes an option to purchase 33,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; and an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006.

(c)
Includes an option to purchase 33,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; and an option to purchase 16,666 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006.

(d)
Includes an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; and an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2005.

For a description of our equity award grant practices for the non-employee directors, see “Equity Compensation” in the Compensation Discussion and Analysis on page 17 of this Proxy Statement.

Perquisites and other personal benefits provided to each of the non-employee directors in 2006 were, in the aggregate, less than $10,000 per director.

TRANSACTIONS WITH RELATED PERSONS

On March 28, 2007, we issued and sold 355,000 shares of our Series A Senior Convertible Preferred Stock at a price of $1,000 per share in a private placement transaction. Certain of our directors and executive officers had a direct or indirect material interest in this transaction. Navation, Inc., an entity owned by Allen Salmasi, our Chairman and CEO, purchased 50,000 shares of preferred stock for $50 million. Manchester Financial Group, L.P., an entity indirectly owned and controlled by Douglas F. Manchester, a member of our Board of Directors, purchased 50,000 shares of preferred stock for $50 million. An entity owned by Kevin Finn, our Chief Compliance Officer and a member of our Board of Directors, purchased 2,000 shares of preferred stock for $2 million. Our process for the approval of this transaction is described below under “Procedure for Approval of Related Party Transactions.”

Procedures for Approval of Related Party Transactions

Pursuant to our Audit Committee Charter, the Audit Committee reviews, discusses with management and our independent registered public accounting firm and approves any transactions or courses of dealing with related parties (including significant stockholders, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, including any safeguards or additional procedures to be applied in such circumstances.

On March 28, 2007, we completed a preferred stock private placement, as described herein. The purchasers of the preferred stock included, in addition to other investment funds and institutional investors, Navation, Inc., an entity owned by Allen Salmasi, our Chairman and Chief Executive Officer, Manchester Financial Group, L.P., an entity indirectly owned and controlled by Douglas F. Manchester, a member of our Board of Directors, an entity owned by Kevin Finn, our Chief Compliance Officer and a member of our Board of Directors. and affiliates of Avenue Capital, of which a member of our Board of Directors, Robert Symington, is a portfolio manager. Because two members of our Audit Committee were associated with entities involved in the private placement, our Board of Directors formed an independent committee consisting of Messrs. Rosen and Webster to review and approve the transaction. None of our affiliates received any compensation in connection with the financing and all investors were subject to the same terms and conditions in connection with the investment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the Company’s 2007 Proxy Statement and discussed that CD&A with management. Based on the Compensation Committee’s review of, and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in the Annual Report on Form 10-K and this Proxy Statement for filing with the SEC.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Robert T. Symington, Chairman
Jack Rosen
William H. Webster

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 30, 2006.

Review with Management
The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Ernst and Young LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee discussed with Ernst and Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) regarding the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting.

The Audit Committee also received the written disclosures and the letter from Ernst and Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst and Young LLP their independence. The Audit Committee also concluded that Ernst and Young LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with Ernst and Young LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that its audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Robert T. Symington, Chairman
Douglas F. Manchester
William H. Webster

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees (in thousands) for services related to fiscal years 2006 and 2005 provided by Ernst and Young LLP, our principal accountants.

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,047	$439
Audit-Related Fees (2)	$29	0
Tax Fees (3)	$9	0
All Other Fees (4)

(1)
Audit Fees represent fees billed for professional services rendered for the audit of our annual consolidated financial statements , including reviews of our quarterly financial statements, as well as audit services provided in connection with other regulatory filings in connection with our fiscal 2006 filings of registration statements on Form 10, Form S-1, Form S-4 and Form S-8.

(2)	Audit-Related Fees represent fees billed for assurance services related to the audit of our financial statements.

(3)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

(4)	All Other Fees represent fees for services provided to us not otherwise included in the categories above.

The Audit Committee of the Board of Directors has adopted a formal policy concerning the approval of audit and non-audit services to be provided by our principal accountant, Ernst and Young LLP. The policy requires that all services Ernst and Young LLP may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst and Young LLP during fiscal 2006 and fiscal 2005.

PROPOSAL NO. 2
PROPOSED AMENDMENT TO
NEXTWAVE WIRELESS INC.
2005 STOCK INCENTIVE PLAN

The Board of Directors of the Company is recommending that the stockholders approve an amendment to the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), as described below. If shareholder approval is received, the provisions of the Stock Incentive Plan, as amended (the “Amended Plan”) would go into effect immediately.

Description of the Stock Incentive Plan

On April 10, 2007, the Board of Directors, upon the unanimous recommendation of the Compensation Committee, approved, subject to stockholder approval, an amendment (the “Amendment”) to the Stock Incentive Plan. The proposed Amendment would increase the number of shares of common stock available for issuance by 15,000,000 shares, so that an aggregate of 27,500,000 shares of common stock would be available for grant under the Stock Incentive Plan. In all other respects, the Stock Incentive Plan would remain unchanged.

In making its recommendation to the Board of Directors, the Compensation Committee considered the recent history of the Company’s discretionary option grants under the Stock Incentive Plan, the intended purpose of the Stock Incentive Plan, the total number of shares that would be reserved for issuance under the Amended Plan (representing approximately 32.5% of the currently outstanding shares of common stock, or 23.6% of our shares of common stock after giving effect to the conversion of our preferred stock), and the fact that the Stock Incentive Plan was designed to comply with Section 162(m) of the Code.

NextWave currently grants stock options to a broad group of employees, including directors and executive officers, to align their interests with those of stockholders. The Stock Incentive Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, including directors, executives and other employees who are experienced in this industry and in running global businesses. They also provide additional incentives to employees and directors to act with the long-term perspective necessary to promote the continued success of the Company’s business. We believe that providing our directors, executives and other employees a direct stake in the Company’s welfare, stock options and other equity awards encourage them to focus on enhancing the value of our stockholders’ investments and assure a closer identification of their interests with those of the Company and its stockholders.

Our use of equity awards should also be considered in light of the fact that we paid our annual incentive compensation in the form of equity for 2005 performance and anticipate doing so again, in full or in part, for 2006 performance. This practice has enabled us to conserve our cash resources for the development of our business. We would also note that NextWave consummated several strategic acquisitions and is actively engaged in pending acquisitions that may further increase the employee population. The increase in the number of employees who will be eligible to receive stock option grants, including potentially annual incentive awards paid in equity, will require a larger share reserve under the Stock Inventive Plan than is currently available. We plan to utilize our NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan, approved by the Board of Directors in 2007, to make initial inducement grants to new employees, including employees hired in connection with acquisitions.

Initially, the Stock Incentive Plan authorized the issuance of 12,500,000 common shares, of which 404,733 common shares remained available for issuance as of March 28, 2006. The Board of Directors believes that the increase in the aggregate number of common shares available for future grants under the Stock Incentive Plan is appropriate to permit the continued grant of options to new hires and existing employees. The effective date of the Amendment is April 10, 2007, the date upon which the Amendment was adopted and approved by the Board of Directors; however, if the Amendment is not approved by the stockholders, the provision of the Amendment increasing the aggregate number of common shares available for future grant will not become effective and the amount of common shares available for issuance under Stock Incentive Plan will remain at 12,500,000.

The following summary of the Amendment to the Stock Incentive Plan as it is proposed to be amended is not intended to be complete and is qualified in its entirety by reference to the Amendment, the full text of which is set forth in Annex A hereto.

Purposes

The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and directors, and to promote the success of our business. Options, stock purchase rights and other stock-based awards may be granted under the Stock Incentive Plan. This will give the Company greater flexibility in providing stock-based incentive compensation to our employees and directors than is currently available under the Company’s existing stock option plans.

Administration

The Stock Incentive Plan is administered by the Board of Directors, which may delegate its powers under the Stock Incentive Plan to one or more committees or sub-committees of the Board of Directors. Subject to the provisions of the Stock Incentive Plan, the administrator of the Stock Incentive Plan has authority in its discretion to (i) designate participants, (ii) determine the type of awards to be granted to a participant, (iii) determine the number of shares to be covered by the Stock Incentive Plan, (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, or other property, (vi) interpret and administer the Stock Incentive Plan and any instrument relating to an award made under the Stock Incentive Plan, (vii) establish and amend rules and regulations for the proper administration of the plan, and (viii) make any other determination and take any other action that it deems necessary or desirable for the administration of the Stock Incentive Plan.

While we expect that the plan administrator will make awards from time to time under the Stock Incentive Plan, it has no current plans, proposals or arrangements to make any specific grants under the Stock Incentive Plan.

Shares Subject to the Stock Incentive Plan

The stock subject to options and awards under the Stock Incentive Plan is authorized but unissued shares of our common stock or shares of treasury common stock. Any shares subject to an option that for any reason expires or is terminated unexercised as to such shares and any restricted stock that is forfeited and repurchased by us at not more than its exercise price as a result of the exercise of a repurchase option may again be the subject of an ption or award under the Stock Incentive Plan. The number of shares of common stock that may be issued under the Stock Incentive Plan as proposed to be amended may not exceed 12,500,000 shares, subject to adjustment, as described below.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the Stock Incentive Plan provides that no participant may receive, over the term of the Stock Incentive Plan, awards for more than an aggregate of 1,000,000 shares of common stock with respect to which awards may be granted under the Stock Incentive Plan. Stockholder approval of this proposal will constitute stockholder approval of this limitation for Section 162(m) purposes.

Eligibility

Incentive stock options, stock purchase rights and other stock-based awards (other than incentive stock options) may be granted to employees, directors and consultants. As of December 31, 2006, we estimate that approximately 515 employees, as well as our 4 non-employee directors and 7 members of the Technology Development Steering Committee, were eligible to participate in the Stock Incentive Plan.

Terms and Conditions of Options

Exercise Price. The exercise price for shares issued upon exercise of options will be determined by the Stock Incentive Plan administrator. The exercise price may not be less than 100% of the fair market value as of the date of determination.

Form of Consideration. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The Stock Incentive Plan permits payment to be made by cash, check, promissory note of the participant, wire transfer, other shares of our common stock (with some restrictions), consideration received by us under a cashless exercise program implemented by us in connection with the Stock Incentive Plan, or any combination of the foregoing.

Term of Options. The term of the options shall be for such period as may be determined by the Committee; provided that such term may not exceed a period of 10 years from the date of its grant.

Other Provisions. The stock option agreement for each option grant may contain other terms, provisions and conditions not inconsistent with the Stock Incentive Plan, as may be determined by the Stock Incentive Plan administrator. In addition, upon a change in control of the Company all awards shall become fully vested immediately prior to the change in control.

The Board of Directors recommends that the Amended Plan be approved by the stockholders.

See “EXECUTIVE COMPENSATION— Potential Payments and Benefits Upon a Change in Control of the Company” included in this Proxy Statement for additional information concerning the Stock Incentive Plan.

The Board of Directors recommends a vote FOR this proposal.

Securities Authorized for Issuance Under Equity Compensation Plan

The Company granted 5,212,261 options through 418 stock option awards under all of its compensation plans during the fiscal year ended December 30, 2006. It did not grant any performance based deferred stock option awards during the fiscal year ended December 30, 2006.

Information about our equity compensation plans at December 30, 2006 is as follows:

Equity Compensation Plan Information*

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available For future issuance under equity
Equity compensation plans approved by security holders:
Options (1)	1,997,508	$7.09	1,746,979
Warrants	—	—	—
Equity compensation plans not approved by security holders (2)	11,002,884	$6.00	266,758
Total	13,000,392	$6.18	2,013,737

*
All numbers and prices shown in the table and referred to in the footnotes below reflect the corporate conversion merger completed on November 13, 2006. In the corporate conversion merger, all outstanding Units were exchanged for shares of our common stock on the basis of one share of common stock for every six Units, with corresponding adjustments being made to outstanding awards and securities available for grant under our equity compensation plans.

(1)
In June 2006, NextWave Wireless LLC unitholders approved 20 million Units (approximately 3,333,333 shares of our common stock) issuable upon the exercise of options to be granted pursuant to the NextWave Wireless LLC 2005 Units Plan (the “2005 Units Plan”). The remaining Units issuable pursuant to the 2005 Units Plan were approved by the Bankruptcy Court in April 2005 in connection with the plan of reorganization of NextWave Telecom, Inc. and its subsidiaries, including NextWave Wireless LLC. On November 13, 2006, NextWave Wireless LLC merged with and into NextWave Wireless Inc, and the 2005 Units Plan was assumed by NextWave Wireless Inc., becoming the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”). Thus, 3,333,333 shares of our common stock issued or available for issuance pursuant to grants under the Stock Incentive Plan have been approved by stockholders.

(2)
The remaining 9,166,666 shares of common stock issuable pursuant to the grant of options under the Stock Incentive Plan were approved in April 2005 by the Bankruptcy Court in connection with the plan of reorganization as described above. The Stock Incentive Plan provides for the issuance of nonqualified stock options, or restricted, performance-based, bonus, phantom or other stock-based awards to directors, employees and consultants of NextWave. Thus, 9,166,666 shares of our common stock issued or available for issuance pursuant to grants under the Stock Incentive Plan have not been approved by shareholders.

In September 2005, we issued a warrant to purchase up to 500,000 shares of our common stock to Station 4, LLC, a private advisory company, as partial consideration for services to be provided to the Company under a three-year advisory services agreement. The warrants have an exercise price of $6.00 per share, and were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Stockholders did not approve the issuance of the warrants.

In July 2005, NextWave acquired PacketVideo Corporation, which became a wholly-owned subsidiary of the Company following the closing of the acquisition. In August 2005, the Board of Directors of PacketVideo Corporation adopted the PacketVideo Corporation 2005 Equity Incentive Plan (the “PacketVideo Plan”), pursuant to which employees of PacketVideo Corporation were authorized to receive up to 1,375,000 shares of our common stock upon the exercise of stock options and similar rights (after giving effect to the conversion described below). The PacketVideo Plan was subsequently amended on two occasions to increase the aggregate number of authorized shares to a total of 1,833,333 shares of our common stock. Pursuant to the terms of the PacketVideo Plan, on January 3, 2007, when we listed our common stock on the Nasdaq Global Market, each outstanding option, exercised or not, under the PacketVideo Plan was automatically converted from an option or other award to purchase PacketVideo common stock into an option or other award to purchase shares of NextWave common stock. The PacketVideo Plan was not approved by stockholders.

In connection with the acquisition by NextWave of GO Networks, Inc. in February 2007, NextWave adopted the GO Networks Employee Stock Bonus Plan, whereby a select group of employees of GO Networks, Inc. may receive up to an aggregate of $5.0 million in shares of NextWave common stock upon the achievement of certain operational milestones in the 18-month period subsequent to the closing of the acquisition. In addition, in February 2007, NextWave adopted the 2007 New Employee Stock Incentive Plan to offer shares of NextWave common stock for equity awards to new hires of the Company and its subsidiaries, including new employees who have joined the Company in connection with acquisitions. The 2007 New Employee Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of NextWave, and provides for the grant of up to 2,500,000 shares of NextWave common stock to new hires of the Company as compensatory equity aimed at inducing such persons to enter into an employment relationship with the Company. Under the NASDAQ Marketplace Rules, listed issuers are permitted to grant compensatory equity to new employees for the purpose of inducing such persons to enter into an employment relationship with the issuer without stockholder approval. In 2007, options to acquire a total of 911,577 shares of common stock have been granted under the 2007 New Employee Stock Incentive Plan, leaving 1,588,423 options available for future grant under the plan, and no shares have been issued as yet under the GO Networks Employee Stock Bonus Plan. Both the GO Networks Employee Stock Bonus Plan and the 2007 New Employee Stock Incentive Plan were adopted by NextWave without stockholder approval.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Ernst and Young LLP, as independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2007. The Audit Committee approved the selection of Ernst and Young LLP as our independent registered public accounting firm for 2007. Ernst and Young LLP is currently our independent registered public accounting firm.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2006 Annual Report to stockholders is being furnished to stockholders concurrently herewith.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our Proxy Statement and form of proxy for presentation at our 2008 annual meeting of stockholders must be received by us at 12670 High Bluff Drive, San Diego, California 92130, Attention of Frank A. Cassou, Secretary, no later than January 18, 2008.

Any stockholder proposal must be in accordance with the rules and regulations of the Securities and Exchange Commission. With respect to proposals submitted by a stockholder other than for inclusion in our 2008 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by us in accordance with our by-laws and our rules and regulations no earlier than December 19, 2008 and no later than January 18, 2008, unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the 2007 annual meeting. Any proxies solicited by the Board of Directors for the 2008 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received. In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in his capacity as a proponent to a stockholder proposal.

Stockholder's notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our By-laws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our By-laws, as amended.

It is important that your proxy be returned promptly. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy and vote your own shares.

By Order of the Board of Directors. FRANK A. CASSOU Secretary and Chief Legal Counsel

Annex A

Amendment to the NextWave 2005 Stock Incentive Plan

WHEREAS, NextWave Wireless, Inc. (the "Company") maintains the NextWave Wireless, Inc. 2005 Stock Incentive Plan (the "Plan") for the benefit of eligible employees, non-employee directors and consultants of the Company and its affiliates.

WHEREAS, the Board of Directors of the Company (the "Board") desires to amend the Plan to increase the maximum aggregate number of Shares which may be subject to Awards and issued under the Plan; and

WHEREAS, Section 7 of the Plan provides that, subject to any legally necessary stockholder approval, the Board may amend the Plan at any time.

NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1.  Effective as of the date that the amendment was adopted and approved by the Board, subject to stockholder approval, the first section of Section 4(a) of the Plan shall be amended in its entirety as follows:

“Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be twenty seven million and five hundred (27, 500,000).”

IN WITNESS WHEREOF, and as evidence of the adoption of the Amendment set forth herein, the Board has caused this Amendment to be executed this 11th day of April, 2007.

NEXTWAVE WIRELESS, INC. ALLEN SALMASI Chairman of the Board of Directors, Chief Executive Officer and President

Annual Meeting Proxy Card
Please mark your vote as indicated in this example.	☒
To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope.

A	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - James C. Brailean	☐	☐
02 - William H . Webster	☐	☐

B	Proposals

The Board of Director recommends a vote FOR the following proposals.
	For	Against	Abstain
2. Approval of an amendment to the 2005 NextWave Stock Incentive Plan, as amended, to increase the number of shares of common stock available for issuance thereunder from 12,500,000 to 27,500,000.	☐	☐	☐

3. Ratify the selection of Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of NextWave an its subsidiaries for the year ending December 29, 2007.
	☐	☐	☐

C	Non-Proposals

If you plan on attending the meeting, please mark the box to the right with an X.	☐

An admission ticket, which is required for entry to the Annual Meeting, is attached to this proxy card. If you plan to attend the meeting, please keep the admission ticket and bring it to the meeting.

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.
☐

D	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, adminstrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Admission Ticket
This ticket is required for entry to the NextWave Annual Meeting. Please detach and bring with you if you wish to attend.